Exhibit 5.1

[Letterhead of Thompson Hine LLP]

July 3, 2014

Microlin Bio, Inc.
135 E. 57th St., 24th Floor
New York, NY 10022

Re:	Microlin Bio, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as legal counsel to Microlin Bio, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement (No. 333-193315) on Form S-1 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offering and sale of up to an aggregate of 5,550,000 units (the “Units”), each consisting of one share of the Company’s common stock, par value $0.000001 per share (the “Common Stock”), or 5,500,000 shares of Common Stock in the aggregate, and one warrant to purchase one share of Common Stock (the “Unit Warrants”), or 5,500,000 warrants in the aggregate, including 825,000 Units subject to the underwriters’ over-allotment option, (2) warrants (the “Underwriter Warrants”) to purchase a set number of shares of Common Stock to be issued by the Company to the underwriters as additional compensation for their services rendered in connection with this offering, (3) up to 275,000 shares of Common Stock issuable upon exercise of the Underwriter Warrants (the “Underwriter Warrant Shares”) and (4) up to 5,550,000 shares of Common Stock issuable upon exercise of the Unit Warrants (the “Unit Warrant Shares”). In addition, the Company’s Board of Directors has authorized the issuance of such additional number of Units, shares of Common Stock, warrants and warrant shares as the Company may elect to include in a registration statement filed pursuant to Rule 462(b) under the Securities Act (“Rule 462(b)”) increasing the size of the offering registered under the Registration Statement. All shares of Common Stock registered under any registration statement filed pursuant to Rule 462(b) relating to the same offering are also referred to herein as the “Shares,” such additional Units are referred to herein as the “Units,” such warrants issued as part of the additional Units are referred to herein as the “Unit Warrants,” such warrants issued to the underwriters are referred to herein as the “Underwriter Warrants,” such shares issuable upon the exercise of such additional Unit Warrants are referred to herein as the “Unit Warrant Shares,” and such shares issuable upon the exercise of such additional Underwriter Warrants are referred to herein as the “Underwriter Warrant Shares.” The Shares, the Units, the Unit Warrants, the Unit Warrant Shares, the Underwriter Warrants and the Underwriter Warrant Shares are hereinafter collectively referred to as the “Securities.”

July 3, 2014

The Securities are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into between the Company and the several underwriters to be named therein. The form of the Underwriting Agreement has been filed as Exhibit 1.1 to the Registration Statement. This opinion is being rendered in connection with the filing of the Registration Statement with the Commission.

In rendering this opinion, we have examined the Company’s Amended and Restated Certificate of Incorporation and the Company’s Bylaws, each as currently in effect, and the form of the Underwriting Agreement; such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant; and the Registration Statement and the exhibits thereto.

In our examination, we have assumed, without independently verifying such assumptions, (i) the authenticity and genuineness of all signatures on all documents and instruments examined by us, (ii) the legal capacity of natural persons, (iii) the authenticity of all documents submitted to us as originals, and (iv) the conformity to original documents of all documents submitted to us as certified, photostatic or conformed copies, including documents transmitted by fax, in Adobe Portable Document Format (PDF) or electronically, and the authenticity of such documents.

Our opinion is limited to the General Corporation Law of the State of Delaware and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Securities under the securities or blue sky laws of any state or any foreign jurisdiction.

Based upon the foregoing, we are of the following opinion:

1.	The Units, when issued, paid for by the underwriters as described in the Registration Statement and delivered by the Company pursuant to the Underwriting Agreement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.	The Shares are duly authorized and, when issued, paid for by the underwriters as described in the Registration Statement and delivered by the Company pursuant to the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

July 3, 2014

3.	The Unit Warrants, when duly executed and delivered by the Company in the manner and for the consideration set forth in the Registration Statement, the Underwriting Agreement and applicable warrant, will constitute valid, legal and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4.	The Unit Warrant Shares are duly authorized and, when issued, paid for and delivered by the Company upon the due exercise of the Unit Warrants, will be validly issued, fully paid and nonassessable.

5.	The Underwriter Warrants, when duly executed and delivered by the Company in the manner and for the consideration set forth in the Registration Statement, the Underwriting Agreement and applicable warrant, will constitute valid, legal and binding obligations of the Company, enforceable against the Company in accordance with their terms.

6.	The Underwriter Warrant Shares are duly authorized and, when issued, paid for and delivered by the Company upon the due exercise of the Underwriter Warrants, will be validly issued, fully paid and nonassessable.

The information set forth herein is as of the date hereof. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Securities or the Registration Statement.

We understand that you wish to file this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to reference the firm’s name under the caption “Legal Matters” in the prospectus which forms part of the Registration Statement, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder

July 3, 2014

Very truly yours,

Thompson Hine LLP